Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	February 4, 2016
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL BANCORP, INC. ANNOUNCES QUARTER AND YEAR ENDED DECEMBER 31, 2015 RESULTS

PHILADELPHIA, PENNSYLVANIA, February 4, 2016 — Beneficial Bancorp, Inc. (“Beneficial”) (NASDAQ GS: BNCL), the parent company of Beneficial Bank (the “Bank”), today announced its financial results for the quarter and year ended December 31, 2015.  Beneficial recorded net income of $4.8 million and $22.9 million, or $0.06 and $0.29 per diluted share, for the quarter and year ended December 31, 2015, respectively, compared to net income of $4.5 million and $18.0 million, or $0.06 and $0.22 per diluted share, for the quarter and year ended December 31, 2014, respectively.  The increase in net income for year ended December 31, 2015 compared to the same period a year ago was primarily due to an increase in net interest income as a result of deploying a portion of the proceeds from the Bank’s second step conversion, which was completed in January 2015, improving asset quality which resulted in lower provisions for loan losses, and continued management of expense levels.

Highlights for the quarter and year ended December 31, 2015 are as follows:

•                                          Net income increased $4.9 million, or 27.0%, to $22.9 million for the year ended December 31, 2015 compared to the same period in 2014.

•                                          Net interest income increased $6.8 million, or 5.8%, to $124.2 million for the year ended December 31, 2015 compared to $117.4 million for the same period in 2014 primarily due to the deployment of the second step conversion proceeds into the loan portfolio and lower deposit and borrowing costs.

•                                          Our net interest margin remained stable at 2.84% for the fourth quarter of 2015, as compared to 2.82% for the third quarter of 2015 and 2.80% for the year ended December 31, 2015, as compared to 2.82% for the year ended December 31, 2014.

•                                          For the year ended December 31, 2015, our loan portfolio increased $519.7 million, or 21.5%, primarily due to purchases of multi-family and residential loans, as well as organic growth primarily in our commercial loan portfolio.

•                                          Net charge-offs decreased $3.6 million, or 70.1%, to $1.6 million during the year ended December 31, 2015 compared to $5.2 million during the year ended December 31, 2014.  Our ratio of non-performing loans to total assets, excluding government guaranteed student loans, remained consistent at 0.33% at December 31, 2015 compared to 0.34% at December 31, 2014.

•                                          Consistent asset quality and low net loan charge-offs during 2015 resulted in a $3.6 million reduction of the provision for loan losses during the year ended December 31, 2015.  Our allowance for loan losses totaled $45.5 million, or 1.55% of total loans and 120.79% of non-performing loans at December 31, 2015, compared to $50.7 million, or 2.09% of total loans and 126.92% of non-performing loans, at December 31, 2014.

•                                          Core deposits increased $107.4 million, or 4.0%, to $2.8 billion at December 31, 2015 compared to December 31, 2014, excluding the second-step conversion proceeds, despite $46.8 million in planned decreases in higher-cost, non-relationship-based municipal accounts during the year ended December 31, 2015.

•                                          Our loans-to-deposits ratio increased to 85% at December 31, 2015 from 71% at December 31, 2014 (excluding second step conversion proceeds) which helped stabilize net interest margin and improve profitability.

•                                          Following the second-step conversion, our capital levels increased and continue to remain strong with tangible capital to tangible assets totaling 21.04% at December 31, 2015 compared to 10.44% at December 31, 2014.

•                                          Tangible book value per share totaled $11.93 at December 31, 2015.

•                                          On October 21, 2015, Beneficial entered into a Stock Purchase Agreement to acquire Conestoga Bancorp, Inc.’s ownership interest in Conestoga Bank.  On January 15, 2016 and January 19, 2016, Beneficial received notice from the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation, respectively, of their approval of Beneficial’s acquisition of Conestoga Bank and merger of Conestoga Bank with and into the Bank.  Beneficial anticipates closing the acquisition in April 2016.

•                                          On January 13, 2016, Beneficial announced that it adopted a stock repurchase program for up to 10% of its outstanding common stock, or 8,291,859 shares.  This is Beneficial’s first stock repurchase program since completing its mutual-to-stock conversion and related stock offering in January 2015.

“We are pleased with our performance during the year” said Gerard Cuddy, Beneficial’s President and CEO.  “The deployment of the second step conversion proceeds into the loan portfolio has improved our balance sheet mix and increased our net interest income levels.  Our lending teams have been able to organically grow our loan portfolio and we continue to increase our core deposits in our markets.  We have made progress improving our earnings during the year through our growth and tight management of expenses while maintaining strong asset quality metrics.  Our focus remains on employee engagement, a superior customer experience, prudent capital management and organic growth to continue to improve the financial performance of our organization.”

Balance Sheet

Total assets increased $75.2 million, or 1.6%, to $4.83 billion at December 31, 2015 compared to $4.75 billion at December 31, 2014.  Cash and cash equivalents decreased $300.1 million to $233.9 million at December 31, 2015 from $534.0 million at December 31, 2014.  The decrease in cash and cash equivalents was primarily driven by the deployment of a portion of the second step conversion proceeds through participations in portfolios of multi-family loans and purchases of residential real estate loans during the year as well as organic loan growth.

Investments decreased $134.2 million, or 9.0%, to $1.36 billion at December 31, 2015 compared to $1.49 billion at December 31, 2014, as we continued to focus on improving our balance sheet mix by reducing the percentage of our assets in cash and investments and growing our loan portfolio.  We continue to focus on maintaining a high quality investment portfolio that provides a steady stream of cash flows both in the current and in rising interest rate environments.

Loans increased $519.7 million, or 21.5%, to $2.94 billion at December 31, 2015 from $2.42 billion at December 31, 2014.  The increase in loans was primarily due to $312.2 million of participations in portfolios of multi-family loans and the purchase of $43.9 million of residential real estate loans, which represented 14.7% of the year-to-date increase.  The remaining increase of 6.8% was due to organic growth in our commercial real estate, commercial construction, and commercial business loans.

Deposits decreased $427.8 million, or 11.0%, to $3.45 billion at December 31, 2015 from $3.88 billion at December 31, 2014.  Deposits at December 31, 2014 included $482.1 million of subscription funds held in deposit accounts in connection with the second-step conversion offering that were reclassified into stockholders’ equity in the first quarter of 2015. Excluding the $482.1 million of subscription funds, deposits increased $54.3 million during the year ended December 31, 2015. The $54.3 million increase in deposits during the year ended December 31, 2015 was primarily due to increases of $144.5 million and $39.2 million in interest and non-interest bearing checking deposits, respectively, partially offset by a $46.8 million decrease in municipal deposits and a $54.2 million decrease in time deposits, both of which resulted from our planned run-off of higher-cost, non-relationship-based accounts.

Stockholders’ equity increased $504.7 million, or 82.6%, to $1.12 billion at December 31, 2015 from $610.9 million at December 31, 2014.  The increase in stockholders’ equity was primarily due to net proceeds received in connection with the completion of the second-step conversion during the first quarter of 2015.

Net Interest Income

For the quarter ended December 31, 2015, net interest income was $31.7 million, an increase of $2.5 million, or 8.4%, from the quarter ended December 31, 2014. The increase in net interest income was primarily due to higher interest earning assets as a result of the second-step conversion proceeds. During 2015, these proceeds were primarily utilized to increase the loan portfolio, which resulted in an increase in the average balance of loans.  Net interest income was also positively impacted by a reduction in the average balance of interest bearing liabilities, primarily due to reductions in higher-cost time deposits and borrowings.  The net interest margin totaled 2.84% for the quarter ended December 31, 2015 as compared to 2.79% for the same period in 2014. The increase in the net interest margin for the quarter ended December 31, 2015 was primarily due to a change in the mix of the interest earning assets from lower yielding investment securities into higher yielding loans. The continued low interest rate environment will put pressure on the net interest margin in future periods but we are focused on growing our loan portfolio and continuing to improve our balance sheet mix to help stabilize our net interest margin.

For the year ended December 31, 2015, net interest income was $124.2 million, an increase of $6.8 million, or 5.8%, from the year ended December 31, 2014. The increase in net interest income was primarily due to higher interest earning assets as a result of the second-step conversion proceeds. During 2015, these proceeds were utilized to increase the loan portfolio, which resulted in an increase in the average balance of loans.  Net interest income was also positively impacted by a reduction in the average balance of interest bearing liabilities, primarily due to a $129.4 million decrease in the average balance of municipal deposits and a $50.1 million decrease in the average balance of borrowings.  Our net interest margin remained relatively stable at 2.80% for the year ended December 31, 2015 compared to 2.82% for the year ended December 31, 2014.

Non-interest Income

For the quarter ended December 31, 2015 non-interest income totaled $5.7 million compared to $5.6 million for the same period in 2014.  During the quarter ended December 31, 2015, we experienced a $149 thousand decrease in income on other life insurance policies partially offset by a $179 thousand increase in limited partnership income.

For the year ended December 31, 2015, non-interest income totaled $24.3 million, a decrease of $499 thousand, or 2.0%, from the year ended December 31, 2014. The decrease was primarily due to a $1.6 million net gain recorded during the year ended December 31, 2014 on the sale of non-performing commercial loans held for sale and a $640 thousand decrease in the net gain on the sale of investment securities.  These decreases were partially offset by an increase of $1.6 million in limited partnership income and a $562 thousand increase in automated teller machine (ATM) fees during the year ended December 31, 2015.

Non-interest Expense

For the quarter ended December 31, 2015, non-interest expense totaled $29.7 million, an increase of $951 thousand, or 3.3%, from the quarter ended December 31, 2014.  The increase in non-interest expense was primarily driven by $753 thousand of merger costs recorded in the fourth quarter of 2015 associated with the pending acquisition of Conestoga Bank, partially offset by a $441 thousand decrease in debit card rewards expense due to changes in the program parameters.

For the year ended December 31, 2015, non-interest expense remained relatively consistent at $118.5 million, an increase of $237 thousand, or 0.2%, from the year ended December 31, 2014. The slight increase in non-interest expense was primarily driven by a $2.7 million increase in salaries and employee benefits due to merit increases and other retirement benefits, a $1.0 million increase in marketing expenses due to current year initiatives to continue rebranding and drive future growth and $753 thousand of merger costs recorded in the fourth quarter of 2015 associated with the pending acquisition of Conestoga Bank.  These increases were partially offset by a $1.2 million decrease in occupancy expense related to our headquarters move in the first quarter of 2014, a $1.5 million decrease in debit card rewards expense due to changes in the program parameters, a $708 thousand decrease in FDIC insurance expense due to lower assessments, and a $723 thousand decrease in classified loan and other real estate owned related expenses.

Income Taxes

For the quarter ended December 31, 2015, we recorded a provision for income taxes of $2.9 million, reflecting an effective tax rate of 38.0%, compared to a provision for income taxes of $1.7 million, reflecting an effective tax rate of 27.2%, for the quarter ended December 31, 2014.  For the year ended December 31, 2015, we recorded a provision for income taxes of $10.7 million, reflecting an effective tax rate of 31.9%, compared to a provision for income taxes of $5.7 million, reflecting an effective tax rate of 24.1%, for the year ended December 31, 2014. The increase in income tax expense and the effective tax rate during these periods is due to increased profitability levels and a higher ratio of taxable income compared to tax exempt income for the quarter and year ended December 31, 2015 as compared to the same periods in 2014.  The effective tax rates differ from the statutory rate of 35% principally because of tax-exempt investments, non-taxable income related to bank-owned life insurance and tax credits received on affordable housing partnerships. These tax credits relate to investments maintained by the Bank as a limited partner in partnerships that sponsor affordable housing projects utilizing low-income housing credits pursuant to Section 42 of the Internal Revenue Code.

Asset Quality

Asset quality metrics stabilized as non-performing loans, excluding government guaranteed student loans, remained consistent at $14.8 million at December 31, 2015, compared to $14.6 million at December 31, 2014.  Our ratio of non-performing loans to total assets, excluding government guaranteed student loans, remained consistent at 0.33% at December 31, 2015 compared to 0.34% at December 31, 2014.

As a result of the stabilization in our asset quality metrics and low net charge-offs recorded during 2015, we recorded a $3.6 million reduction of the provision for loan losses during the year ended December 31, 2015 compared to a $200 thousand increase in the provision for loan losses during the same period in 2014.  Net charge-offs decreased $3.6 million, or 70.1%, to $1.6 million, or 0.06% of total loans, for the year ended December 31, 2015 compared to $5.2 million, or 0.21% of total loans, for the year ended December 31, 2014.

At December 31, 2015, the Bank’s allowance for loan losses totaled $45.5 million, or 1.55% of total loans, compared to $50.7 million, or 2.09% of total loans, at December 31, 2014.

Capital

The Company’s and the Bank’s capital position remains strong relative to current regulatory requirements. The Company and the Bank continue to have substantial liquidity that has been retained in cash or invested in high quality government-backed securities. As of December 31, 2015, the Company’s tangible capital to tangible assets totaled 21.04%. In addition, at December 31, 2015, we had the ability to borrow up to $1.4 billion combined from the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia. The Company’s capital ratios are considered to be well capitalized and are as follows:

		Minimum Well	Excess Capital
	12/31/2015	Capitalized Ratio	12/31/2015

Tier 1 Leverage (to average assets)	22.38%	5.0%	$805,185
Common Equity Tier 1 Capital (to risk weighted assets)	33.36%	6.5%	816,193
Tier 1 Capital (to risk weighted assets)	34.13%	8.0%	793,789
Total Capital Ratio (to risk weighted assets)	35.38%	10.0%	771,126

The Bank’s capital ratios are considered to be well capitalized and are as follows:

				Minimum Well	Excess Capital
	12/31/2015	9/30/2015	12/31/2014	Capitalized Ratio	12/31/2015

Tier 1 Leverage (to average assets)	16.86%	16.79%	11.05%	5.0%	$549,234
Common Equity Tier 1 Capital (to risk weighted assets)	25.74%	28.53%	N/A	6.5%	583,526
Tier 1 Capital (to risk weighted assets)	25.74%	28.53%	21.17%	8.0%	538,022
Total Capital Ratio (to risk weighted assets)	26.99%	29.79%	22.43%	10.0%	515,394

Maintaining strong capital levels remains one of our top priorities.  Our capital levels are in excess of well capitalized levels under Basel III regulatory requirements.

About Beneficial Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 55 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows, changes in the quality or composition of Beneficial’s loan or investment portfolios and the successful consummation of the Company’s pending acquisition of Conestoga Bank. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	December 31,	September 30,	December 31,
	2015	2015	2014
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$43,978	$48,675	$40,684
Interest-bearing deposits	189,942	221,334	493,331
Total cash and cash equivalents	233,920	270,009	534,015

Investment Securities:
Available-for-sale	655,162	678,520	757,834
Held-to-maturity	696,310	720,999	727,755
Federal Home Loan Bank stock, at cost	8,786	8,786	8,830
Total investment securities	1,360,258	1,408,305	1,494,419

Loans:	2,941,446	2,756,346	2,421,745
Allowance for loan losses	(45,500)	(47,674)	(50,654)
Net loans	2,895,946	2,708,672	2,371,091

Accrued Interest Receivable	14,298	14,327	13,383

Bank Premises and Equipment, net	73,213	77,751	78,957

Other Assets:
Goodwill	121,973	121,973	121,973
Bank owned life insurance	64,827	65,001	42,723
Other intangibles	4,389	4,865	6,136
Other assets	57,871	57,261	88,825
Total other assets	249,060	249,100	259,657
Total Assets	$4,826,695	$4,728,164	$4,751,522

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$409,232	$377,852	$369,683
Interest bearing deposits	3,042,691	2,975,514	3,510,026
Total deposits	3,451,923	3,353,366	3,879,709
Borrowed funds	190,405	190,401	190,388
Other liabilities	68,821	72,649	70,531
Total liabilities	3,711,149	3,616,416	4,140,628
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock - $.01 par value	—	—	—
Common Stock — $.01 par value	829	829	826
Additional paid-in capital	787,503	785,682	362,685
Unearned common stock held by employee stock ownership plan	(32,014)	(32,631)	(14,306)
Retained earnings	382,951	378,201	360,058
Accumulated other comprehensive loss, net	(23,374)	(19,984)	(22,663)
Treasury stock, at cost	(349)	(349)	(75,706)
Total stockholders’ equity	1,115,546	1,111,748	610,894
Total Liabilities and Stockholders’ Equity	$4,826,695	$4,728,164	$4,751,522

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014
INTEREST INCOME:
Interest and fees on loans	$29,073	$28,344	$26,640	$111,879	$106,432
Interest on overnight investments	165	167	202	758	712
Interest and dividends on investment securities:
Taxable	6,920	7,105	7,081	29,151	29,710
Tax-exempt	325	334	526	1,551	2,451
Total interest income	36,483	35,950	34,449	143,339	139,305

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	418	393	510	1,615	1,783
Money market and savings deposits	1,312	1,327	1,344	5,280	5,376
Time deposits	1,765	1,796	1,888	7,156	7,819
Total	3,495	3,516	3,742	14,051	14,978
Interest on borrowed funds	1,281	1,277	1,461	5,066	6,903
Total interest expense	4,776	4,793	5,203	19,117	21,881
Net interest income	31,707	31,157	29,246	124,222	117,424
Provision for loan losses	—	—	—	(3,600)	200
Net interest income after provision for loan losses	31,707	31,157	29,246	127,822	117,224

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	1,637	1,687	1,552	6,796	7,004
Service charges and other income	3,864	3,984	3,957	16,780	14,992
Mortgage banking income	162	170	133	727	583
Net gain on sale of non-performing commercial loans HFS	—	—	—	—	1,583
Net (loss) gain on sale of investment securities	(5)	(5)	(4)	(19)	621
Total non-interest income	5,658	5,836	5,638	24,284	24,783

NON-INTEREST EXPENSE:
Salaries and employee benefits	15,960	15,673	15,162	62,970	60,226
Occupancy expense	2,055	2,137	2,069	9,201	10,390
Depreciation, amortization and maintenance	2,292	2,260	2,155	9,026	8,951
Marketing expense	501	841	454	3,806	2,802
Intangible amortization expense	477	473	469	1,883	1,870
FDIC insurance	527	555	538	2,142	2,850
Merger and restructuring charges	753	—	—	753	—
Professional fees	760	837	574	4,449	3,972
Classified loan and other real estate owned related expense	24	77	547	1,192	1,915
Other	6,360	5,440	6,790	23,066	25,275
Total non-interest expense	29,709	28,293	28,758	118,488	118,251

Income before income taxes	7,656	8,700	6,126	33,618	23,756
Income tax expense	2,906	2,865	1,664	10,725	5,723

NET INCOME	$4,750	$5,835	$4,462	$22,893	$18,033

EARNINGS PER SHARE — Basic	$0.06	$0.07	$0.06	$0.29	$0.22
EARNINGS PER SHARE — Diluted	$0.06	$0.07	$0.06	$0.29	$0.22

Average common shares outstanding — Basic (1)	78,679,709	78,544,306	80,114,418	78,513,929	80,701,991
Average common shares outstanding — Diluted (1)	79,614,379	79,334,149	80,804,452	79,276,984	81,379,981

(1) As a result of the second-step conversion on January 12, 2015, all share and per share information, as appropriate, was adjusted to reflect the 1.0999 exchange ratio for preceding periods.

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Selected Consolidated Financial and Other Data (Unaudited)

(Dollars in thousands)

	For the Three Months Ended				For the Year Ended
	December 31, 2015		December 31, 2014		December 31, 2015		December 31, 2014
	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Investment Securities:	$1,614,053	1.84%	$1,752,525	1.78%	$1,738,632	1.81%	$1,781,372	1.84%
Overnight investments	226,461	0.29%	316,250	0.25%	291,062	0.26%	281,749	0.25%
Stock	8,786	4.50%	10,318	4.01%	8,800	8.58%	14,794	4.23%
Other Investment securities	1,378,806	2.07%	1,425,957	2.10%	1,438,770	2.08%	1,484,829	2.12%

Loans:	2,814,708	4.09%	2,407,457	4.38%	2,663,656	4.18%	2,355,660	4.50%
Residential	731,828	4.18%	632,067	4.69%	706,597	4.24%	672,288	4.44%
Commercial Real Estate	946,483	4.14%	666,791	4.34%	828,044	4.28%	598,581	4.81%
Business and Small Business	514,805	3.81%	471,704	4.22%	505,589	3.92%	443,247	4.39%
Personal Loans	621,592	4.17%	636,895	4.25%	623,426	4.20%	641,544	4.33%

Total Interest Earning Assets	$4,428,761	3.27%	$4,159,982	3.29%	$4,402,288	3.24%	$4,137,032	3.35%

Deposits:	$3,005,608	0.46%	$3,270,383	0.45%	$3,040,330	0.47%	$3,209,446	0.47%
Savings	1,123,969	0.34%	1,131,239	0.35%	1,132,869	0.35%	1,138,342	0.35%
Money Market	406,391	0.33%	427,445	0.32%	415,555	0.33%	438,588	0.32%
Demand	699,548	0.22%	804,516	0.22%	704,239	0.22%	662,712	0.22%
Demand - Municipals	138,270	0.11%	216,814	0.12%	131,905	0.11%	261,333	0.12%
Total Core Deposits	2,368,178	0.29%	2,580,014	0.28%	2,384,568	0.29%	2,500,975	0.29%

Time Deposits	637,430	1.10%	690,369	1.09%	655,762	1.09%	708,471	1.10%

Borrowings	190,403	2.67%	211,255	2.74%	190,427	2.66%	240,549	2.87%

Total Interest Bearing Liabilities	$3,196,011	0.59%	$3,481,638	0.59%	$3,230,757	0.60%	$3,449,995	0.63%

Non-interest bearing deposits	386,219		358,793		377,910		366,957

Net interest margin		2.84%		2.79%		2.80%		2.82%

ASSET QUALITY INDICATORS

	December 31,	September 30,	December 31,
(Dollars in thousands)	2015	2015	2014

Non-performing assets:
Non-accruing loans	$14,768	$12,588	$14,615
Accruing loans past due 90 days or more	22,900	25,149	25,296
Total non-performing loans	37,668	37,737	39,911

Real estate owned	1,276	1,451	1,578

Total non-performing assets	$38,944	$39,188	$41,489

Non-performing loans to total loans	1.28%	1.37%	1.65%
Non-performing assets to total assets	0.81%	0.83%	0.87%
Non-performing assets less accruing government guaranteed student loans past due 90 days or more to total assets	0.33%	0.30%	0.34%
ALLL to total loans	1.55%	1.73%	2.09%
ALLL to non-performing loans	120.79%	126.33%	126.92%
ALLL to non-performing loans, excluding government guaranteed student loans	308.10%	378.73%	346.59%

Key performance ratios are as follows for the three months and year ended (unaudited):

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014
PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.39%	0.49%	0.39%	0.48%	0.40%
Return on average equity	1.67%	2.08%	2.83%	2.15%	2.94%
Net interest margin	2.84%	2.82%	2.79%	2.80%	2.82%
Efficiency ratio	79.50%	76.48%	82.44%	79.79%	83.15%
Tangible common equity	21.04%	21.40%	10.44%	21.04%	10.44%